Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Revium RX.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price (1)(2)	Fee Rate ($)	Amount of Registration Fee ($)
Fees to be Paid	Equity	Units, each consisting of two shares common stock, $0.001 par value per share, and one warrant to purchase a shares of common stock (3)	Rule 457(o)	1,562,500	$3.20		$5,000,000	0.00015310	$765.50
Fees to be Paid	Equity	Common Stock, 0.001 par value per share, to be sold by the Selling Stockholders (Resale Offering)	Rule 457(c)	31,253,525	$1.00	(4)	$31,253,525	0.00015310	$4,784.91
Fees to be Paid	Equity	Common Stock, issuable upon the exercise of warrants by the Selling Stockholders	Rule 457(g)	4,925,000	$0.80		$3,940,000	0.00015310	$603.21
Fees to be Paid	Equity	Common Stock, issuable upon the exercise of warrants by the Selling Stockholders	Rule 457(g)	1,447,265	$2.40		$3,473,436	0.00015310	$531.78
Carry Forward Securities	—	—
Total Offering Amounts							$43,666,961	0.00015310	$6,685.40
Total Fees Previously Paid									—
Total Fee Offset									—
Net Fee Due									$6,685.40

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(3)	Includes 1,562,500 units, each unit consisting of two (2) shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) and one common stock purchase warrant. Pursuant to Rule 457(o) the number of units of securities need not be included in the Calculation of Fee Table.

(4)	Represents the resale under a separate resale prospectus (the “Resale Prospectus”) by selling stockholders of up to 31,253,525 shares of Common Stock previously issued to the selling stockholders named in the Resale Prospectus. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act. Since there is no established market for the resale of such shares, the selling stockholders may sell the shares registered for the resale in this Resale Offering at the fixed price of $1.00 per share until a trading market is established.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A